CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Shareholders
 Banknorth Group, Inc.:

We consent to incorporation by reference in the Registration Statement filed on December 3, 1990, on Form S-8 of Banknorth Group, Inc. (No. 33-38040) of our report dated May 28, 1998, relating to the statements of net assets available for Plan benefits of the Banknorth Group, Inc. Employee Savings Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for Plan benefits for the years then ended, which report appears in the December 31, 1997 annual report on Form 11-K/A No. 1 of Banknorth Group, Inc.

                                     /s/ KPMG PEAT MARWICK LLP

Albany, New York
June 26, 1998